Exhibit 99.1

Agreement Regarding the Joint Filing of Schedule 13D

The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to this Amendment No. 1 to Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, as amended to file this Amendment No. 1 to Schedule 13D jointly on behalf of each such party.

Date: January 11, 2019

/s/ Tsontcho Ianchulev
Tsontcho Ianchulev

/s/ Curt LaBelle
Curt LaBelle

Private Medical Equity, Inc.

By:	/s/ Tsontcho Ianchulev
Name: Tsontcho Ianchulev
Title: Member
By:	/s/ Curt LaBelle
Name: Curt LaBelle
Title: Member